EXHIBIT 99.1

mPhase Technologies, Inc., Wins Phase II STTR Award from U.S. Army

Receives $749,700 Grant for Smart NanoBattery to Control Computer Memory Backup Application

LITTLE FALLS, NJ – September 9, 2008 – mPhase Technologies, Inc. (OTC BB:XDSL.OB - News), through its wholly-owned subsidiary AlwaysReady, Inc., today announced that the company has been awarded a Phase II Small Business Technology Transfer Program (STTR) grant, part of the Small Business Innovation Research (SBIR) program, from the U.S. Army for continued development of a reserve Smart NanoBattery for a critical computer memory application.

On the heels of mPhase's positive results achieved in its $100,000 Phase I grant, which was awarded in 2007, mPhase/AlwaysReady has won the Phase II STTR grant worth $749,700 over the two-year development period. Only a limited percentage of Phase I participants are invited by the U.S. Army to submit proposals for a second phase of work, and still fewer are awarded Phase II grants.

The funds will be used to build a functional lithium Smart NanoBattery prototype for the computer memory application. Whereas the Phase I grant supported the effort to develop a low-power "green" battery to continuously power a SRAM (static random access memory) circuit for a computer device, the Phase II work will focus on further refinements to the technology, and will be leveraged into similar commercial applications for large scale program deployments. The target is a small footprint, reserve style multi-cell, 3 V lithium chemistry micro-arrayed battery with a minimum of a 20 year shelf life and uninterruptible power output during this period. This dual use concept is part of the mPhase/AlwaysReady commercialization strategy.

"We are very pleased that we have won this Phase II award based on our technical achievements during Phase I and that our work will contribute to developing advanced power solutions in the future," said Ron Durando, CEO of mPhase.

The SBIR program is a U.S. government funding program for domestic small business concerns to engage in research and development that has the potential for commercialization. STTR program grants are offered to small businesses working in conjunction with university development partners. mPhase/AlwaysReady began working with the Energy Storage Research Group (ESRG) at Rutgers, The State University of New Jersey, for the Phase I project and will continue to work with Rutgers ESRG over a two-year period as part of the Phase II effort to develop the Smart NanoBattery for this SRAM backup application. This version of the Smart NanoBattery may potentially go into production if Phase II is successfully completed.

"Rutgers is pleased to support a New Jersey company in this project and we look forward to continuing the development effort with our colleagues at mPhase on the design of the arrayed micro battery," said William Adams, Director of the University's Office of Corporate Liaison and Technology Transfer.

About the Award:

This Phase II STTR project is sponsored by the U.S. Army Research Office and the forward-looking statements in this release should not be inferred to reflect an endorsement position or policy of the Government.

About mPhase/AlwaysReady, Inc.

mPhase Technologies, Inc. (OTC BB: XDSL.OB - News) is a development company specializing in microfluidics, microelectromechanical systems (MEMS) and nanotechnology. Through its wholly-owned subsidiary AlwaysReady, Inc., mPhase is focused on commercializing its first nanotechnology-enabled product for military and commercial applications - The Smart NanoBattery providing Power On Command™. Our new well-patented battery technology, based on the phenomenon of electrowetting, offers a unique way to store energy and manage power that will revolutionize the battery industry. For more information please visit our website at www.mPhaseTech.com.

Safe Harbor Statement

This news release contains forward-looking statements related to future growth and earnings opportunities. Such statements are based upon certain assumptions and assessments made by management of companies mentioned in this press release in light of current conditions, expected future developments and other factors they believe to be appropriate. Actual results may differ as a result of factors over which the company has no control.

About ESRG

Energy Storage Research Group (ESRG), a technically diverse applied research group of faculty, research staff, graduate, and undergraduate students whose charter is the research, development and advancement of new energy storage device chemistries enabled by advancements in materials science. The group focuses on a wide range of nonaqueous and solid state chemistries, the majority of which incorporating ESRG developed nanocomposites which enable new abilities to deliver and store large amounts of power and energy per weight of device.

About Rutgers, The State University of New Jersey

Established in 1766, Rutgers is America's eighth oldest institution of higher learning and one of the nation's premier public research universities. Serving more than 50,000 students on campuses in Camden, Newark and New Brunswick/Piscataway, Rutgers offers more than 280 bachelor's, master's, doctoral and professional degree programs. The university is home to 29 degree-granting schools and colleges, and more than 150 specialized centers and institutes. With 320,000 living alumni, Rutgers graduates are major contributors to all sectors of contemporary life.

Contact:

Mr. Gerard Adams
mPhase Technologies, Inc.
Investor Relations
973-256-3737 x105
Gerard@mPhaseTech.com